Exhibit 99.1

	Contacts:	Todd Hornbeck, CEO
NEWS RELEASE		Jim Harp, CFO
09-002		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

FOURTH QUARTER AND ANNUAL 2008 RESULTS

February 19, 2009 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter and year ended December 31, 2008. Following are highlights for such periods and the Company’s future outlook:

•	Segment names have been changed to Upstream and Downstream from OSV and TTB, respectively.

•	Record quarterly Upstream revenue, net income and EBITDA

•	Q4 2008 Upstream revenues increased 38% over Q4 2007

•	Q4 2008 Upstream operating income increased 63% over Q4 2007

•	Q4 2008 Upstream net income increased 61% over Q4 2007

•	Q4 2008 diluted EPS was 35% higher than Q4 2007

•	Fleetwide effective new generation OSV dayrates at new record-levels, up $3,300 over Q4 2007

•	Annual 2008 revenues increased 27% over annual 2007

•	Annual 2008 diluted EPS increased 21% over annual 2007

•	Upstream contract backlog continues to grow, including recent new 150-day contract for HOS Achiever

•	Company initiates 2009 earnings guidance

•	New accounting rules for non-cash interest expense on convertible bonds to go effective January 1, 2009

Fourth quarter 2008 revenues increased 19.7% to $121.0 million compared to $101.1 million for the fourth quarter of 2007. Operating income was $56.5 million, or 46.7% of revenues, for the fourth quarter of 2008 compared to $40.7 million, or 40.3% of revenues, for the prior-year quarter. Net income for the fourth quarter of 2008 was $35.1 million, or $1.31 per diluted share, compared to $25.8 million, or $0.97 per diluted share for the year-ago quarter. EBITDA for the fourth quarter of 2008 was $70.5 million compared to fourth quarter 2007 EBITDA of $51.5 million. The primary reasons for the increase in revenues, operating income, net income and EBITDA were the incremental contribution of vessels added to the Company’s fleet in 2008, continued favorable market conditions for new generation offshore supply vessels (“OSVs”) and a full-quarter contribution from the HOS Achiever, the Company’s first multi-purpose support vessel (“MPSV”) that was placed in service in October 2008. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Upstream Segment. Revenues from the Upstream segment were $99.9 million for the fourth quarter of 2008, an increase of 38.4% from $72.2 million for the same period in 2007. Upstream operating income increased 62.7% to $53.2 million for the fourth quarter of 2008 from $32.7 million for the fourth quarter of 2007. The Company’s Upstream revenues and operating income increased due to a market-driven increase in new generation OSV dayrates, full-quarter and partial-quarter contribution from four new generation OSVs that were delivered on various dates in 2008 under the Company’s fourth OSV newbuild program and a full-quarter contribution from the Company’s first MPSV. Average new generation OSV dayrates for the fourth quarter of 2008 improved to $24,385 compared to $22,315 for the same period in 2007. New generation OSV utilization was 96.4% for the fourth quarter of 2008 compared to 90.4% during the same period in 2007.

Downstream Segment. Revenues from the Downstream segment of $21.1 million for the fourth quarter of 2008 decreased by $7.7 million, or 26.7%, compared to $28.8 million for the same period in 2007. Downstream revenues were unfavorably impacted by continued slack demand for the Company’s tug and tank barge (“TTB”) equipment, which resulted in a 31.6% decline in fleetwide effective TTB dayrates from the year-ago quarter. This revenue decrease was partially offset by the full-quarter contribution from three double-hulled tank barge newbuilds that were placed in service on various dates during the second half of 2007 and the first quarter of 2008. The Company’s double-hulled tank barge average dayrates were $20,157 for the fourth quarter of 2008 compared to $22,941 for the same period in 2007. Utilization for the double-hulled tank barge fleet was 75.6% for the fourth quarter of 2008 compared to 83.9% for the same period in 2007, primarily due to a spot market demand-related shift in contract mix from time charters to contracts for affreightment (“COAs”) and an increase in days out-of-service for regulatory drydockings. The Company’s single-hulled tank barge average dayrates were $16,484 for the fourth quarter of 2008, an increase of $675, or 4.3%, from $15,809 for the same period in 2007. Single-hulled tank barge utilization was 47.2% for the fourth quarter of 2008 compared to 89.1% for the same period in 2007. In recognition of the soft market conditions for single-hulled equipment that began early in the second quarter of 2008 and are expected to continue through at least 2009, the Company stacked six single-hulled tank barges and one lower horsepower tug on various dates since April 2008. Effective single-hulled tank barge utilization, which excludes the impact of stacked tank barges, was 95.9% for the three months ended December 31, 2008.

General and Administrative (“G&A”). G&A expenses of $10.4 million for the fourth quarter of 2008 were 8.6% of revenues compared to $9.0 million, or 8.9% of revenues, for the fourth quarter of 2007. Fourth quarter G&A expense margin is slightly below the Company’s 2008 annual guidance range of 9% to 10% of revenues. The Company allocated 85% of its fourth quarter G&A expenses to the Upstream segment and 15% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $14.0 million for the fourth quarter of 2008, or $3.2 million higher than the fourth quarter of 2007. This increase was driven by incremental depreciation related to the full and partial-quarter contribution from newbuild vessels that were placed in service since December 2007 and higher per-unit cost of regulatory drydock events, partially offset by the reduction in depreciation and amortization following the sale of four conventional OSVs during 2008. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels remaining under the Company’s current newbuild and conversion programs are placed in service and when these and any other recently acquired and newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Annual 2008 Results

Revenues for 2008 increased 27.5% to $432.1 million compared to $339.0 million for 2007. Operating income was $186.8 million, or 43.2% of revenues, for 2008 compared to $145.9 million, or 43.0% of revenues, for 2007. Net income for 2008 increased 23.5% to $117.1 million, or $4.33 per diluted share, compared to net income of $94.8 million, or $3.58 per diluted share, for 2007. EBITDA for 2008 was $239.0 million compared to 2007 EBITDA of $181.1 million. The Company’s results for 2008 were positively impacted by the full-period contribution from OSVs that were acquired in August 2007, the full or partial-year contribution of eight newbuild vessels placed in service since July 2007, and a year-over-year market-driven increase in OSV dayrates. The Company’s operating income, EBITDA and net income for 2008 included an $8.4 million ($5.4 million after-tax, or $0.20 per diluted share) gain on the sale of four conventional OSVs. In 2007, the Company’s operating income, EBITDA and net income included a gain on the sale of a fast supply vessel of $1.9 million ($1.2 million after-tax, or $0.05 per diluted share).

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs and shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

New Accounting Rule for Convertible Senior Notes. Pursuant to the required change in method of accounting for convertible debt instruments required by FASB Staff Position (FSP) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” effective January 1, 2009, the Company expects to report incremental non-cash interest expense of $0.9 million and $4.8 million, for the first quarter of 2009 and the full-year 2009, respectively. In addition, this new accounting treatment requires retrospective application to the Company’s historical financial results, which will result in additional non-cash interest expense of $1.2 million, $5.6 million and $2.0 million, respectively, for the years ended December 31, 2006, 2007 and 2008. The Company’s financial statements for the quarter ending March 31, 2009 will, for the first time, reflect the retrospective application of this accounting rule to prior periods.

The table below reflects the Company’s retrospective adoption of APB 14-1 as of January 1, 2009. These selected financial captions summarize the impact of additional non-cash interest expense and original issue discount for the years ended December 31, 2008, 2007 and 2006. Amounts reflected for the year ending December 31, 2009 are based on management’s estimates and may not represent actual results for 2009 (in thousands, except per share data):

	Year Ended December 31,
	2009	2008	2007	2006
	Forecast	Actual	Actual	Actual
Incremental non-cash interest expense	$10,079	$9,388	$8,744	$1,398
Less: capitalized interest (1)	(5,295)	(7,348)	(3,142)	(207)

Net incremental non-cash interest expense	$4,784	$2,040	$5,602	$1,191

Earnings per common share:
Basic	$0.12	$0.05	$0.14	$0.03

Diluted	$0.11	$0.05	$0.13	$0.03

	As of December 31,
	2008	2007	2006
Long-term debt, as reported	$674,602	$549,547	$549,497
APB 14-1 adjustment	(56,083)	(65,471)	(74,215)

Long-term debt, as adjusted	$618,519	$484,076	$475,282

Equity, as reported	$694,378	$562,314	$454,873
APB 14-1 adjustment	42,522	43,833	47,407

Equity, as adjusted	$736,900	$606,147	$502,280

(1)	Capitalized interest for 2009 is estimated based on current cash outflow assumptions for on-going newbuild construction and conversion programs. Actual capitalized interest may vary from the estimates above.

Annual 2009 Guidance. The Company expects total EBITDA for fiscal 2009 to range between $230.0 million and $250.0 million and expects full-year diluted EPS for fiscal 2009 to range between $3.39 and $3.86. After adding back the recently adopted APB 14-1 non-cash OID interest expense, Adjusted EPS for fiscal 2009 is expected to range between $3.50 and $3.97.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current Upstream and Downstream market conditions remain constant. Fleetwide average new generation OSV dayrates are anticipated to remain in the $20,000 to $22,000 range and fleetwide new generation OSV utilization is anticipated to average in the low-90% range during the 2009 guidance period. The Downstream segment is projected to contribute 2009 EBITDA in the range of 10% to 13% of the mid-point of the company-wide 2009 guidance range.

The Company’s full-year 2009 Upstream guidance includes a partial contribution from vessels to be delivered under its MPSV program and its fourth OSV newbuild program with the estimated newbuild delivery expectations discussed below. In recognition of substantially reduced demand on the shallow-shelf for conventional vessels in early 2009, the annual 2009 guidance reflects the recent stacking of five of these vessels, which the Company considers non-core assets. The 2009 Downstream guidance reflects a full-year contribution from the Company’s active fleet of nine double-hulled barges and three single-hulled barges for 2009, after excluding the effect of seven stacked vessels. In addition, the Downstream fleet complement reflects a partial-year impact from the Energy 11101, due to this vessel reaching its OPA 90 phase out date in the first quarter of 2009, and it excludes any contribution from the Energy 11102, a vessel that reached its OPA 90 phase out in December 2008.

The Company expects that cash operating expenses per vessel-day in fiscal 2009 will not materially increase over fiscal 2008 levels, excluding contract-related costs recoverable through higher dayrates or other revenue. Annual G&A expenses are expected to be in the range of 9% to 10% of revenues for fiscal 2009. The projected annual FAS 123R stock-based compensation expense, depreciation, amortization and net interest expense that underpin the Company’s diluted EPS guidance for the full-year 2009 are included in the attached data tables. Projected quarterly FAS 123R stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending March 31, 2009 are expected to be $2.9 million, $10.0 million, $5.5 million and $3.5 million, respectively. The Company’s annual effective tax rate is expected to be 36.3% for fiscal 2009.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements and (iii) non-vessel related capital expenditures. The Company expects total maintenance capital expenditures for the full-year 2009 to be approximately $30.8 million. Over the next couple of years beyond 2009, the Company expects that its annually recurring maintenance capital expenditure budget, inclusive of regulatory drydockings, for its growing fleet of vessels will range between $40.0 million and $50.0 million per year.

Update on MPSV Program. The Company’s MPSV program consists of two U.S.-flagged coastwise sulfur tankers that are being converted at domestic shipyards into 370 class DP-2 new generation MPSVs and two newbuild T-22 class DP-3 new generation MPSVs that have been or are being constructed in foreign shipyards. Commissioning and certification continues on the first converted DP-2 MPSV, the HOS Centerline, which is expected to enter service in the next few weeks. The second converted DP-2 MPSV, the HOS Strongline, is expected to be delivered in the fourth quarter of 2009. The first T-22 MPSV, the HOS Achiever, was placed in service in October 2008 and the second T-22 MPSV, the HOS Iron Horse, is expected to be delivered in the fourth quarter of 2009. Based on these projected vessel in-service dates, the Company expects to own and operate an average MPSV fleet complement of 2.1 vessels for the fiscal year 2009. Based on internal estimates, the aggregate cost of this program is expected to be approximately $475.0 million. From the inception of this program through December 31, 2008, the Company has incurred $385.6 million, or 81.2%, of total expected project costs, including $11.8 million incurred during the fourth quarter of 2008.

Update on OSV Newbuild Program #4. The Company’s fourth OSV newbuild program currently consists of vessel construction contracts with three domestic shipyards to build six 240 ED class OSVs, nine 250 EDF class OSVs and one 290 class OSV, respectively. Eleven of these 16 new generation DP-2 OSVs have been awarded customer contracts prior to their shipyard delivery. Three of the 240 ED class OSVs under this program, the HOS Polestar, the HOS Shooting Star and the HOS North Star, were placed in service in May 2008, July 2008 and November 2008, respectively. Two of the 250 EDF class vessels under this program, the HOS Resolution and the HOS Mystique, were placed in service in October 2008 and January 2009, respectively. The remaining OSVs under this newbuild program are expected to be delivered in accordance with the schedule shown in the table below:

	1Q2009E	2Q2009E	3Q2009E	4Q2009E	1Q2010E	2Q2010E	3Q2010E	4Q2010E
Estimated In-Service Dates:
240ED class OSVs	1	—	—	1	1	—	—	—
250EDF class OSVs	—	—	2	1	2	1	1	—
290 class OSV	1	—	—	—	—	—	—	—

	2	—	2	2	3	1	1	—

Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 46 and 51 new generation OSVs as of December 31, 2009 and 2010, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 42.9 and 49.1 vessels for the fiscal years 2009 and 2010, respectively. Inclusive of the vessel deliveries referred to above, the aggregate cost of the Company’s fourth OSV newbuild program is expected to be approximately $450.0 million. From the inception of this program through December 31, 2008, the Company has incurred $271.4 million, or 60.3%, of total expected project costs, including $51.0 million incurred during the fourth quarter of 2008.

Update on Liquidity. The Company believes that its current working capital, available capacity under its existing revolving credit facility and projected cash flows from operations for the fiscal years 2009 and 2010 will be more than sufficient to meet its anticipated operating needs and the total remaining cash requirements under its MPSV and OSV newbuild programs of approximately $268.0 million. These construction payments are expected to be incurred over the next two years ($226.8 million in 2009 and $41.2 million in 2010), as outlined in greater detail in the attached data tables. As of December 31, 2008, the Company had $20.2 million of cash and approximately $125.0 million of credit immediately available under its $250.0 million revolving credit facility. Subsequent to December 31, 2008, as expected, the Company has drawn an additional $25.0 million for construction milestone payments. The total amount outstanding under the Company’s revolving credit facility is currently $150.0 million. The Company is in compliance with all of the financial covenants of its three primary debt obligations, which do not mature until September 2011, December 2014 and October 2026, the latter of which may, under certain conditions, be subject to early maturity in October 2013.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2008 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, February 19, 2009. To participate in the call, dial (303) 262-2194 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through February 26, 2009, and may be accessed by calling (303) 590-3000 and using the pass code 11125949#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and other select domestic and international markets, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico, the Great Lakes and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, which include: the Company’s inability to successfully or timely complete its various vessel construction and conversion programs, especially its MPSV program, which involves the construction and integration of highly complex vessels and systems; changes in its vessel construction and conversion budgets; less than anticipated success in marketing and operating its MPSVs, which are a class of vessels that the Company has not previously owned or operated; further weakening of demand for the Company’s services; inability to effectively curtail operating expenses from stacked vessels; inability to sell or otherwise dispose of non-core assets on acceptable terms; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; the inability or unwillingness by customers to place on hire contractually committed vessels that are part of the Company’s newbuild programs, when such vessels are available for service; industry risks; further reductions in capital spending budgets by customers; further decline in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; less than anticipated subsea infrastructure demand activity in the U.S. Gulf of Mexico and other markets; the level of fleet additions by competitors that could result in over-capacity; economic and political risks; weather related risks, the inability to attract and retain qualified marine personnel; regulatory risks; the repeal or administrative weakening of the Jones Act; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations. In addition, the Company’s future results may be impacted by continued volatility or further deterioration in capital markets and the worldwide economic downturn, inflation, deflation, or other adverse economic conditions that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of shipyards and major suppliers to complete orders or the failure by banks to provide expected funding under the Company’s credit agreement, or changes that may result from the recent shift in power between the national political parties in the United States government. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com. This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measures is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA and Adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as in Note 10 to the attached data tables

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues	$121,029	$109,060	$101,062	$432,084	$338,970
Costs and expenses:
Operating expenses	40,168	41,270	40,553	164,532	126,876
Depreciation and amortization	13,963	12,842	10,828	52,002	35,169
General and administrative expenses	10,437	8,726	8,957	37,155	32,857

	64,568	62,838	60,338	253,689	194,902

Gain on sale of assets	—	6,401	—	8,402	1,859

Operating income	56,461	52,623	40,724	186,797	145,927
Other income (expense):
Interest income	155	142	2,564	1,525	18,414
Interest expense	(2,187)	(1,062)	(2,799)	(6,292)	(15,697)
Other income, net [1]	49	67	(71)	190	(43)

	(1,983)	(853)	(306)	(4,577)	2,674

Income before income taxes	54,478	51,770	40,418	182,220	148,601
Income tax expense	19,399	18,275	14,624	65,107	53,810

Net income	$35,079	$33,495	$25,794	$117,113	$94,791

Basic earnings per share of common stock	$1.36	$1.29	$1.00	$4.53	$3.69

Diluted earnings per share of common stock	$1.31	$1.24	$0.97	$4.33	$3.58

Weighted average basic shares outstanding	25,882	25,867	25,731	25,840	25,662

Weighted average diluted shares outstanding [2]	26,803	27,089	26,661	27,020	26,467

Other Operating Data (unaudited):
	Three Months Ended			Twelve Months Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Offshore Supply Vessels:
Average number of new generation OSVs [3]	38.3	36.8	35.0	36.4	29.0
Average new generation fleet capacity (deadweight) [3]	90,096	85,885	80,903	84,892	67,739
Average new generation vessel capacity (deadweight)	2,352	2,333	2,312	2,329	2,341
Average new generation utilization rate [4]	96.4%	96.1%	90.4%	95.4%	93.3%
Average new generation dayrate [5]	$24,385	$23,884	$22,315	$22,939	$21,505
Effective dayrate [6]	$23,507	$22,953	$20,173	$21,884	$20,064
Tugs and Tank Barges:
TTB Consolidated:
Average number of tank barges [7]	21.0	21.0	19.5	20.8	18.5
Average fleet capacity (barrels) [7]	1,745,256	1,745,256	1,647,411	1,732,982	1,579,989
Average barge size (barrels)	83,107	83,107	83,787	83,190	85,071
Average utilization rate [4]	59.4%	53.7%	87.1%	64.8%	90.7%
Effective utilization rate [8]	83.6%	73.3%	87.1%	78.8%	90.7%
Average dayrate [9]	$18,507	$20,283	$18,455	$19,838	$18,089
Effective dayrate [6]	$10,993	$10,892	$16,074	$12,855	$16,407
Double-hulled tank barges:
Average utilization rate [4]	75.6%	80.2%	83.9%	85.0%	92.4%
Average dayrate [9]	$20,157	$22,642	$22,941	$21,806	$23,026
Effective dayrate [6]	$15,239	$18,159	$19,247	$18,535	$21,276
Single-hulled tank barges:
Average utilization rate [4]	47.2%	33.8%	89.1%	49.9%	89.8%
Effective utilization rate [8]	95.9%	63.5%	89.1%	72.3%	89.8%
Average dayrate [9]	$16,484	$15,854	$15,809	$17,302	$15,061
Effective dayrate [6]	$7,780	$5,359	$14,086	$8,634	$13,525
Balance Sheet Data (unaudited):
	As of December 31, 2008	As of December 31, 2007
Cash and cash equivalents	$20,216	$173,552
Working capital	66,069	214,266
Property, plant and equipment, net	1,394,643	953,210
Total assets	1,585,046	1,262,051
Total long-term debt	674,602	549,547
Stockholders’ equity	694,378	562,314
Cash Flow Data (unaudited):
	Twelve Months Ended
	December 31, 2008	December 31, 2007
Cash provided by operating activities	$199,483	$135,408
Cash used in investing activities	(479,944)	(438,890)
Cash provided by financing activities	127,109	2,710

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Upstream:
Revenues	$99,918	$88,015	$72,224	$334,360	$228,355
Operating income	$53,159	$51,339	$32,653	$172,293	$113,934
Operating margin	53.2%	58.3%	45.2%	51.5%	49.9%
Components of EBITDA [10]
Net income	$33,286	$32,862	$20,664	$108,762	$73,565
Interest expense (income), net	1,470	614	333	3,251	(1,309)
Income tax expense	18,451	17,930	11,666	60,466	41,717
Depreciation	6,368	5,466	4,568	21,895	13,443
Amortization	3,045	2,629	2,141	11,063	6,460

EBITDA [10]	$62,620	$59,501	$39,372	$205,437	$133,876

Adjustments to EBITDA
Stock-based compensation expense	$1,746	$2,019	$987	$7,366	$3,989
Interest income	128	106	1,595	1,054	11,572

Adjusted EBITDA [10]	$64,494	$61,626	$41,954	$213,857	$149,437

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$62,620	$59,501	$39,372	$205,437	$133,876
Cash paid for deferred drydocking charges	(2,759)	(5,070)	(2,908)	(13,031)	(12,391)
Cash paid for interest	(9,142)	(594)	(3,223)	(18,186)	(11,322)
Cash paid for taxes	(2,023)	(659)	(730)	(4,362)	(2,627)
Changes in working capital	(1,118)	(9,992)	(13,262)	3,115	(12,305)
Stock-based compensation expense	1,746	2,019	987	7,366	3,989
Changes in other, net	1,394	(6,760)	(34)	(6,999)	(1,961)

Net cash provided by operating activities	$50,718	$38,445	$20,202	$173,340	$97,259

Downstream:
Revenues	$21,111	$21,045	$28,838	$97,724	$110,615
Operating income	$3,302	$1,284	$8,071	$14,504	$31,993
Operating margin	15.6%	6.1%	28.0%	14.8%	28.9%
Components of EBITDA [10]
Net income	$1,793	$633	$5,130	$8,351	$21,226
Interest expense (income), net	562	306	(98)	1,516	(1,408)
Income tax expense	948	345	2,958	4,641	12,093
Depreciation	2,915	2,997	2,591	11,603	9,507
Amortization	1,635	1,750	1,528	7,441	5,759

EBITDA [10]	$7,853	$6,031	$12,109	$33,552	$47,177

Adjustments to EBITDA
Stock-based compensation expense	$637	$809	$891	$3,449	$3,401
Interest income	27	36	969	471	6,842

Adjusted EBITDA [10]	$8,517	$6,876	$13,969	$37,472	$57,420

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$7,853	$6,031	$12,109	$33,552	$47,177
Cash paid for deferred drydocking charges	(2,193)	(341)	(487)	(6,742)	(7,421)
Cash paid for interest	(3,415)	(323)	(7,998)	(6,795)	(11,322)
Cash paid for taxes	—	—	(275)	(1,757)	(2,172)
Changes in working capital	1,346	4,934	5,771	4,942	8,177
Stock-based compensation expense	637	809	891	3,449	3,401
Changes in other, net	(477)	(119)	82	(506)	309

Net cash provided by operating activities	$3,751	$10,991	$10,093	$26,143	$38,149

Consolidated:
Revenues	$121,029	$109,060	$101,062	$432,084	$338,970
Operating income	$56,461	$52,623	$40,724	$186,797	$145,927
Operating margin	46.7%	48.3%	40.3%	43.2%	43.1%
Components of EBITDA [10]
Net income	$35,079	$33,495	$25,794	$117,113	$94,791
Interest expense (income), net	2,032	920	235	4,767	(2,717)
Income tax expense	19,399	18,275	14,624	65,107	53,810
Depreciation	9,283	8,463	7,159	33,498	22,950
Amortization	4,680	4,379	3,669	18,504	12,219

EBITDA [10]	$70,473	$65,532	$51,481	$238,989	$181,053

Adjustments to EBITDA
Stock-based compensation expense	$2,383	$2,828	$1,878	$10,815	$7,390
Interest income	155	142	2,564	1,525	18,414

Adjusted EBITDA [10]	$73,011	$68,502	$55,923	$251,329	$206,857

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$70,473	$65,532	$51,481	$238,989	$181,053
Cash paid for deferred drydocking charges	(4,952)	(5,411)	(3,395)	(19,773)	(19,812)
Cash paid for interest	(12,557)	(917)	(11,221)	(24,981)	(22,644)
Cash paid for taxes	(2,023)	(659)	(1,005)	(6,119)	(4,799)
Changes in working capital	228	(5,058)	(7,491)	8,057	(4,128)
Stock-based compensation expense	2,383	2,828	1,878	10,815	7,390
Changes in other, net	917	(6,879)	48	(7,505)	(1,652)

Net cash provided by operating activities	$54,469	$49,436	$30,295	$199,483	$135,408

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2009 Guidance
	Full-Year 2009 Estimate		Pro Forma Run-Rate Estimate [11]
	Low	High	Low	High
Components of Projected EBITDA [10]
Adjusted EBITDA [10]	$240.2	$260.2	$337.8	$411.5
Interest income	0.2	0.2	0.5	0.5
Stock-based compensation expense	10.0	10.0	10.0	10.0

EBITDA [10]	$230.0	$250.0	$327.3	$401.0
Depreciation	45.0	45.0	59.2	59.2
Amortization	22.5	22.5	33.3	33.3
Interest expense, net:
Interest expense	27.7	27.3	24.7	24.7
Incremental APB 14-1 non-cash interest expense [12]	10.1	10.1	10.1	10.1
Capitalized interest	(19.7)	(19.7)	—	—
Interest income	(0.2)	(0.2)	(0.5)	(0.5)

Total interest expense, net	17.9	17.5	34.3	34.3
Income tax expense	52.5	59.9	72.8	99.5
Income tax rate	36.3%	36.3%	36.3%	36.3%
Net income	$92.1	$105.1	$127.7	$174.7

Weighted average diluted shares outstanding [13]	27.2	27.2	27.2	27.2
Diluted earnings per share, as reported	$3.39	$3.86	$4.69	$6.42
Incremental APB 14-1 non-cash interest expense	0.11	0.11	0.24	0.24

Diluted earnings per share, as adjusted [14]	$3.50	$3.97	$4.93	$6.66

Projected EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$230.0	$250.0	$327.3	$401.0
Cash paid for deferred drydocking charges	(21.7)	(21.7)	(29.1)	(29.1)
Cash paid for interest	(25.8)	(25.5)	(22.9)	(22.9)
Cash paid for taxes	(14.5)	(14.5)	(14.5)	(14.5)
Changes in working capital [15]	12.9	7.9	(29.0)	(31.3)
Stock-based compensation expense	10.0	10.0	10.0	10.0
Changes in other, net [15]	1.9	1.9	1.9	1.9

Cash flows provided by operating activities	$192.8	$208.1	$243.7	$315.1

Capital Expenditures Data (unaudited) [16]: Historical Data (in thousands):
	Three Months Ended			Twelve Months Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Maintenance Capital Expenditures:
Deferred drydocking charges	$4,952	$5,411	$3,395	$19,773	$19,812
Other vessel capital improvements	2,865	5,274	8,543	22,192	17,966
Non-vessel related capital expenditures	272	897	727	23,691	4,868

	$8,089	$11,582	$12,665	$65,656	$42,646

Growth Capital Expenditures:
MPSV program	$11,777	$76,857	$22,725	$239,655	$106,654
TTB newbuild program #2	—	1,592	8,147	8,778	49,538
OSV newbuild program #4	51,013	42,503	38,423	182,456	71,504
Sea Mar acquisition	—	—	—	—	186,000

	$62,790	$120,952	$69,295	$430,889	$413,696

Forecasted Data:
	1Q2009E	2Q2009E	3Q2009E	4Q2009E	2009E
Maintenance Capital Expenditures:
Deferred drydocking charges	$5.7	$8.5	$1.8	$5.7	$21.7
Other vessel capital improvements	0.4	0.8	0.2	0.7	2.1
Non-vessel related capital expenditures	4.1	0.8	1.3	0.8	7.0

	$10.2	$10.1	$3.3	$7.2	$30.8

Growth Capital Expenditures:
MPSV program	$42.5	$12.6	$22.5	$11.8	$89.4
OSV newbuild program #4	45.7	35.9	35.4	20.4	137.4

	$88.2	$48.5	$57.9	$32.2	$226.8

Full Construction Cycle Data:
	Pre-2008A	2008A	2009E	2010E	Total
Growth Capital Expenditures:
MPSV program	$145.9	$239.7	$89.4	$—	$475.0
OSV newbuild program #4	88.9	182.5	137.4	41.2	450.0

	$234.8	$422.2	$226.8	$41.2	$925.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 430, 74 and 71 shares of common stock for the three months ended December 31, 2008, September 30, 2008 and December 31, 2007, respectively, and 3 and 146 shares of common stock for the twelve months ended December 31, 2008 and 2007, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. As of December 31, 2008, September 30, 2008, and December 31, 2007, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 39 new generation OSVs as of December 31, 2008. Ten new generation OSVs were acquired on August 8, 2007, and four newbuild OSVs were placed in service under the Company’s fourth OSV newbuild program. Excluded from this data are 10 conventional OSVs that were also acquired in August 2007, including the Cape Scott, which was sold in May 2008, and the Cape Cod, Cape San Lucas, and Cape Spencer, which were sold in August 2008. The Company considers the six remaining conventional OSVs to be non-core assets.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[6]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[7]

The averages for the three and twelve-month periods ended December 31, 2008 include the Energy 6506, Energy 6507 and Energy 6508, three double-hulled tank barges delivered under the Company’s second TTB newbuild program in August 2007, November 2007 and March 2008, respectively.

[8]

Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days. As of December 31, 2008, the following single-hulled tank barges were stacked: the Energy 2201, Energy 6501, Energy 6502, Energy 6504, Energy 7001, and Energy 7002. Vessels are considered utilized when they are generating revenues.

[9]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the

EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•

EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once the Company is no longer in an overall tax net operating loss carryforward position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]

“Pro Forma Run-Rate — Low” scenario illustrates the estimated incremental operating results from any recently acquired or constructed vessels that have been placed in service since December 31, 2008, as well as those vessels currently under construction or conversion under the Company’s MPSV program and fourth OSV newbuild program, assuming all such vessels were placed in service as of January 1, 2009 and were working at their fiscal 2009 contracted dayrates or fiscal 2009 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. “Pro Forma Run-Rate — High” scenario illustrates the estimated incremental operating results from any recently acquired or constructed vessels that have been placed in service since December 31, 2007, as well as those vessels currently under construction or conversion under the Company’s MPSV program and fourth OSV newbuild program, assuming all such vessels were placed in service as of January 1, 2008 and were working at their fiscal 2008 contracted dayrates or fiscal 2008 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. All other key assumptions related to the Company’s current and projected operating fleet, including utilization, cash operating expenses, delivery dates, drydocking schedule, G&A and income tax expense, are consistent with the Company’s latest 2009 guidance above. After all vessels now under construction or conversion are delivered, interest expense is expected to return to an annual post-construction period run-rate of $34.8 on a projected year-end 2010 debt balance of $550.0, offset by $0.5 of interest income to be generated on a projected year-end 2010 cash balance in the range of approximately $50.0 to $75.0. The interest expense of $34.8 includes $10.1 of incremental non-cash OID interest expense that resulted from the Company’s adoption of APB 14-1 effective January 1, 2009.

[12]

Represents incremental non-cash interest expense resulting from the recent adoption of APB 14-1. See “New Accounting Rule for Convertible Senior Notes” in the Future Outlook section of this press release for more information regarding APB 14-1.

[13]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price of $62.59 for such notes.

[14]

Diluted earnings per share, as adjusted, excludes the incremental impact of the recent adoption of APB 14-1. See “New Accounting Rule for Convertible Senior Notes” in the Future Outlook section of this press release for more information regarding APB 14-1.

[15]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[16]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.